Exhibit 10.2

Private & Confidential

BROKER AGREEMENT

SERVICES

A.
This agreement (the “Agreement”) is by and between Mark D. Persaud, as a California broker (the “Broker”), and OL Funding, Inc., a California corporation (the “Company”), whereby Broker agrees to serve as the representative Broker for Company.

B.
The parties agree that Broker may provide services outside of the scope of Real Estate. Company does not limit the work Broker performs for others. Services for Company are not required to be performed during any set hours, nor is there a guarantee of hours to be provided by Broker. Either party may terminate this Agreement as set forth herein.

DECISION-MAKING CAPACITY OF BROKER – Broker agrees to generally defer to the President of Company with respect to all decision-making on behalf of Company. Notwithstanding the foregoing, Broker shall retain final decision-making authority with respect to any decision that may adversely affect Broker’s licensing status with the California Department of Real Estate (“DRE”). Company hereby agrees to promptly present to Broker all such matters that may adversely affect Broker’s license for discussion and resolution.

TERM – The term of this Agreement will be for a period of one (1) year, commencing on August 1, 2007 and subject to the termination provisions provided herein. Notwithstanding the foregoing, this Agreement will not be effective until Broker is listed as Broker of Record for Company by the California DRE.

BROKER COMPENSATION

A.
Company will pay to Broker a $600 fee per transaction, the total sum of which shall be based on the number of transactions closed and funded by the Company during any calendar month (the “Broker Fee”). The Broker Fee shall be paid to Broker by Company no later than five (5) business days following the close of each transaction. Additionally, notwithstanding anything in this agreement to the contrary, any transactions originated by the Broker, the Broker shall receive a 100% commission, less ordinary costs; including admin costs, processing costs, on transactions brought without any of Company’s leads, and Broker shall receive 40% commission on transactions brought in with Company’s leads - less ordinary costs; including admin costs, processing costs. Additional, compensation shall include $5,000 good faith start-up money, as well as, back-end compensation in the form of _____% of stock, before the company goes to, series A and series B, or IPO.

TERMINATION

A.	Notwithstanding anything to the contrary contained herein, this Agreement shall terminate immediately upon any of the following occurrences:

1. Any material breach of the Agreement by Company or Broker, subject to a five (5) day cure period upon written notice to the breaching party;
2. Any violation of applicable and governing real estate laws by Company or Broker; or
3. Dissolution of the Company; or
4. As of the effective date of the Agreement between Broker’s individual or corporate entity with Company; or
5. Death of the Broker.

B.
This Agreement may be terminated by either party upon thirty (30) days written notice to the other party. Upon termination of this Agreement, Broker shall be entitled to receive the Broker Fee on all loans closed and funded to Company as of the date of termination. Such Broker Fee shall be paid by Company no later than five (5) business days following the end of the termination calendar month.

DEATH OF BROKER – Should Broker die during the term of this Agreement, estate of Broker shall be entitled to payments in the same manner as if Broker had terminated the Agreement as set forth above.

INDEPENDENT CONTRACTOR

A. Broker hereunder is an independent contractor and is responsible for his business license, taxes and insurance. It is understood that Broker is entitled to benefits available to employees, such as FICA taxes, state disability, state unemployment, workers compensation, including - pension and profit sharing plan contributions and other employment benefits or insurance available to the employees of Company.

B. It is hereby acknowledged that federal, state and employment taxes will not be withheld from the Broker’s Fee. Broker expressly assumes full responsibility for the payment of any and all applicable federal and state income and employment taxes. In the event that any taxing agency (federal, state or municipal) requires Company to pay any unpaid tax of Broker for an agreed upon justified reason, Broker agrees to pay such tax. In the event that Company is compelled to pay such tax for Broker, Broker shall reimburse such amount to Company within sixty (60) days of written notice to Broker by Company.

C. Company shall be responsible for all of Company’s applicable business license, taxes and insurance, as well as any benefits available to employees, such as FICA taxes, state disability, state unemployment, workers compensation, pension or profit sharing plan contributions or any other employment benefits or insurance available to the employees of Company.

D. Company expressly assumes full responsibility for the payment of any and all applicable federal and state income and employment taxes. In the event that any taxing agency (federal, state or municipal) requires Broker to pay any unpaid tax of Company for an agreed upon justified reason, Company agrees to pay such tax. In the event that Broker is compelled to pay such tax for Company, Company shall reimburse such amount to Broker within sixty (60) days of written notice to Company by Broker.

LIQUIDATION OF COMPANY – Upon dissolution of Company for any reason, and during the course of the Company winding up its affairs, specifically the settling and closing of the Company's Business, the Company agrees to categorize Broker Fees owed to Broker as of the date of dissolution as a liability, to be handled in the manner consistent with other creditors of the Company with respect to the disposal and conveyance of the Company's property.

EXPENSES OF THE COMPANY – Company shall be responsible for all expenses incurred by the Company, including, but not limited to, salaries, commissions, insurance, equipment and general office overhead. In no way shall the Company be entitled to reimbursement by the Broker for any such expenses. Additionally, Company shall be responsible for legal, filing and licensing costs.

CONFIDENTIALITY AND NON-DISPARAGEMENT
Company will not authorize or release advertising or publicity materials or give interviews concerning the existence or details of this Agreement without Broker's prior written approval. Nevertheless, after Broker has announced the association between Broker and Company or the association otherwise becomes public, Company may respond, discuss and comment that Broker is associated with Company in a favorable and positive and non-disparaging manner during any public events and/or interviews. It is specifically acknowledged and agreed that the amount of compensation paid to Broker hereunder must be held in strict confidence and under no circumstances be released publicly by Company, Company’s agent, employees or representatives, unless otherwise required by law. Such confidentiality is the essence of the Agreement. Further, during the Term and for a period of one (1) year thereafter, Company will not make or authorize any statements in derogation of Broker or Broker’s business or his representatives, nor shall Broker make or authorize any statements in derogation of Company.

COMPLETION OF DRE FORMS – Company shall be responsible for completing and filing all forms required by the California Department of Real Estate, including, but not limited to, Form RE 201 and/or Form RE 204A. Additionally, Company shall be responsible for completing and filing all forms required by any State Forms that is required for Broker to conduct business within that State or Jurisdiction. The Broker shall have the opportunity to review and appropriately revise any such forms before filing.

REPRESENTATIONS AND COVENANTS – Company represents and warrants to Broker that it is not a party to or bound by any presently effective agreement, contract, or understanding with any third party or entity that would in any way restrict or prohibit Company from undertaking or performing its obligations or the terms and conditions set forth in this agreement. Broker represents and warrants to Company that Broker is not a party to or bound by any presently effective agreement, contract or understanding, whether for employment or otherwise, with any third party or entity that would in any way restrict or prohibit Broker from undertaking or performing Broker’s obligations or the terms and conditions set forth in this Agreement. Notwithstanding anything to the contrary in this agreement, Broker’s services shall not restrict his work as an advisor, consultant, lawyer, investor, or in any such business capacity. It is understood that Broker owns, operates, and invests in several businesses. As such, each party holds harmless and defends the other party from liability for any such obligations or covenants set forth above.

INDEMNIFICATION – Company agrees to indemnify Broker and hold Broker harmless from and against any liability, loss, damage, cost or expense including reasonable legal fees paid or incurred by Company by reason of any breach or threatened breach by Company or failure of the covenants, representations or warranties contained herein.

ACCOUNTING – The Company shall maintain records in sufficient detail for the purpose of determining the amount of the Broker Fee and shall provide Broker with a written accounting each month. In the event of a termination of this Agreement, Broker shall have the right to inspect the Company accounting records for the limited purpose of verifying calculation of the Broker Fee, subject to such restrictions as Company may reasonably impose to protect the confidentiality of the records. Such inspections shall be made during reasonable business hours as may be set by Company at the main office.

NOTICES - All notices shall be addressed to the respective party at the applicable address set forth immediately below (or such other address as the parties designate in writing from time to time). All notices and, other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, confirmation of telex or telecopy (to be followed by a confirmation copy sent by first class mail), or upon the fifth day following mailing by registered mail, postage prepaid, whichever shall be first, shall be deemed the date such notice is effective and addressed (a) if to Company at such address as listed below, or to Broker at such other address listed below at:

To Company:
OL Funding, Inc. –
9840 Melvin Ave. Northridge, CA 91324
Phone: 818. 322.8612
Fax: 818.340.7026
Attn: Robert Teaney, President
To Broker:
Mark D. Persaud
3123 Dona Susana Drive
Studio City, CA 91604
Phone: 323.650.9323
Fax: 323.650.2226

WAIVER - The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

GOVERNING LAW - This Agreement has been entered into in the State of California and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of California applicable to contracts entered into and performed within the State of California. In the event any provisions hereof shall for any reason be illegal or unenforceable then, and in such event, the same shall not affect the validity of the remaining portion and provisions hereof.

SEVERABILITY - If any term or provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remainder of this Agreement or any other provisions herein.

RESOLUTION OF DISPUTES - Any controversy arising out of or related to this Agreement or the breach thereof shall be settled by arbitration in Los Angeles County, California, in accordance with the rules of the American Arbitration Association, and judgment entered upon the award rendered may be enforced by appropriate judicial action pursuant to the California Code of Civil Procedure. Both parties shall equally share any fees and expenses of the arbitrator, other tribunal fees and expenses, and each party shall bear its own attorney’s fees, any costs of producing witnesses and any other costs or expenses incurred by such party in connection therewith.

HEADINGS - The descriptive headings of the sections of this Agreement have been included for convenience of reference and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Agreement.

ENTIRE AGREEMENT - This Agreement contains the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto. There are no restrictions, agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein. This Agreement cannot be modified, changed, amended and/or cancelled in any way except by an instrument in writing signed by both parties.

COUNTERPARTS - This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this instrument as of the date first written above.

BROKER:

____________________________________
By: Mark D. Persaud Broker ID Number

COMPANY:

____________________________________
OL Funding, Inc.
By: Robert Teaney, President